Mr. Gary Kapral
June 11, 2003
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EXHIBIT 10.10

1.

ELECTRO SCIENTIFIC INDUSTRIES, INC.
EMPLOYMENT AGREEMENT

Executive
Mr. J. Michael Dodson
11691 E. Charter Oak Drive
Scottsdale, AZ 85259

Electro Scientific Industries, Inc.,ESI
an Oregon corporation
13900 NW Science Park Dr.
Portland, OR 97229

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows.

Employment. Effective as of May 5, 2003 (the “Effective Date”), Electro Scientific Industries, Inc. (“ESI”) hereby employs J. Michael Dodson (“Executive”) as the Vice President – Administration and Chief Financial Officer of ESI and Executive accepts such employment with ESI, on the terms and conditions set forth in this Employment Agreement (this “Agreement”).

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June 11, 2003
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At-Will Employment. The parties agree that Executive’s employment with ESI will be “at-will” employment and may be terminated at any time with or without cause and, except as expressly set forth in this Agreement, with or without notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from ESI give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with ESI.

Executive’s Duties. Executive shall, during the term of this Agreement, faithfully and diligently perform all such acts and duties, and furnish such services, as ESI’s Chief Executive Officer and President shall reasonably direct and are consistent with the position of Vice-President – Administration and Chief Financial Officer, including but not limited to management of ESI’s accounting and financial reporting functions, human resources group, facilities operations, information systems and technology department and other administrative functions as requested by the President and CEO from time to time. During the term of this Agreement, Executive shall devote his full business efforts and time to ESI.

Annual Salary and Bonus.

Base Salary. Beginning with the Effective Date, ESI shall pay Executive a base salary of $250,000 per fiscal year (prorated for any portion of a year), payable in equal periodic installments in accordance with ESI’s customary practices (the “Base Salary”). The amount of the Base Salary shall be reviewed annually and may be increased from time to time in the sole discretion of ESI’s Board of Directors (the “Board”).

Stock Options. ESI shall grant Executive an option to purchase 70,000 shares of ESI Common Stock (the “Option”). The Option will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code). The date of the Option grant shall be the Effective Date. The Option will vest as to 25% of the shares subject to the Option one year after the date of grant, and as to an additional 25% of the shares subject to the Option on each annual anniversary thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive’s continued service to ESI on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of ESI’s 2000 Stock Option Incentive Plan (the “Option Plan”) and the stock option agreement by and between Executive and ESI (the “Option Agreement”), both of which documents are incorporated herein by reference. Additional stock options may be granted to Executive from time to time in the sole discretion of the Board.

Annual Performance Bonus. Executive shall be eligible to receive an annual bonus calculated in accordance with Exhibit A hereto upon his achievement of performance goals to be established by the Board in its sole discretion (the “Annual Bonus”). Such performance goals shall be reviewed annually by the Board and adjusted in a manner consistent with performance goals for other ESI executives.

Sign-On Bonus. Executive shall be entitled to receive a sign-on bonus (the “Sign-On Bonus”) of $100,000, payable sixty (60) days after the Effective Date, subject to Executive’s continued employment with ESI as of such date.

Benefits and Reimbursement.

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June 11, 2003
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Vacation and Sick Leave. Executive shall be entitled to paid annual vacation, all paid ESI holidays and reasonable sick leave each in accordance with ESI’s standard policies applicable to other employees.

Benefit Plans. Executive shall be entitled to participate in all employee benefit plans and incentive compensation plans of ESI, to the extent such plans are available to other similarly situated executives or employees of ESI.

Reimbursed Business Expenses. ESI shall reimburse Executive for all expenses and disbursements reasonably incurred at ESI’s request or in accordance with ESI’s policies, and substantiated by Executive, in the performance of Executive’s duties hereunder.

Relocation and Temporary Living Reimbursement. ESI will pay all reasonable and ordinary costs of Executive’s relocation from Scottsdale, Arizona to the Portland, Oregon area, so long as Executive remains employed with ESI as of the date of such relocation. This includes costs associated with house-hunting trips, normal selling costs for the home in Scottsdale, normal buying costs of the home in the Portland area, and a payment of the equivalent of one (1) month’s salary for miscellaneous relocation expenses. ESI agrees to pay either rent or a house payment (PITI) in the Portland area until such time as Executive’s house in Scottsdale is sold or nine months from the Effective Date, whichever occurs sooner, so long as Executive continues to remain employed by ESI during such period. To the extent that any relocation/commuting benefits are taxable to Executive, ESI will pay a full gross-up (except to the extent that such expenditures may be deducted on Executive’s personal income tax) so that the amounts paid by ESI, net of Executive’s taxes, fully cover the relevant expenses. Executive agrees that the sale of Executive’s current home in Scottsdale, Arizona and the purchase of Executive’s new home in the Portland, Oregon area will be conducted in accordance with the “Home Sale Assistance/Market Value Purchase” and “Home Purchase Assistance” provisions contained in ESI’s Officer Relocation Program Guide (the “Relocation Guide”), the terms of which are incorporated herein by reference.

Change in Control Agreement. Concurrently with the execution of this Agreement, the parties hereto shall enter into a Change in Control Agreement in the form attached hereto as Exhibit B (the “Change in Control Agreement”).

Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Cause” shall mean (i) the willful and continued failure by Executive substantially to perform his reasonably assigned duties with ESI (consistent with those duties assigned to Executive prior to any Change in Control), other than a failure resulting from Executive’s incapacity due to physical or mental illness or impairment, (ii) the willful engaging by Executive in illegal conduct which was or is materially and demonstrably injurious to ESI, (iii) Executive’s violation of a federal or state law or regulation applicable to ESI’s business, (iv) Executive’s material breach of the terms of any confidentiality agreement or invention assignment agreement between Executive and ESI, or (v) Executive being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, ESI or its affiliates. For purposes of this subsection (a), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of ESI.

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June 11, 2003
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“Change in Control” shall have the meaning given to it in the Change in Control Agreement.

“Disability” shall mean the absence of Executive from his duties with ESI on a full-time basis for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after a Notice of Termination (as defined below) is given to Executive following such absence, Executive shall have returned to the full performance of Executive’s duties.

Termination. This Agreement and Executive’s employment hereunder may be terminated by either party at any time, with or without Cause, by providing the other party with written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated (a “Notice of Termination”). The effective date of any such termination of this Agreement shall be: (i) if Executive’s employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30-day period), (ii) if Executive’s employment is terminated by ESI for Cause, the date on which the Notice of Termination is given, and (iii) if Executive’s employment is terminated by Executive or by ESI for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than 90 days after the date on which the Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving a Notice of Termination has not previously agreed to the termination, then within 30 days after the Notice of Termination is given, the party receiving the Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 12(e) Effect of Termination.

Termination by ESI. If, within two years following a Change in Control Executive’s employment by ESI is terminated based on an event occurring concurrent with or subsequent to a Change in Control, Executive shall be entitled to severance pay and benefits as provided in the Change in Control Agreement.

Termination by Executive or by ESI for Cause. If ESI terminates Executive’s employment for Cause or Executive terminates his employment, Executive shall be entitled to receive only the Base Salary and Annual Bonus earned and payable through the effective date of Executive’s termination, together with any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive. Notwithstanding the foregoing, if Executive voluntarily terminates his employment with ESI during the period commencing on the first day of employment of the ESI Chief Executive Officer hired to succeed Barry L. Harmon (the “Successor Hire Date”) and ending twelve (12) months following the Successor Hire Date, Executive shall be entitled to receive continuing payments of severance (subject to applicable taxes and withholding), at a rate equal to Executive’s Base Salary at the time of termination, for a period of twelve (12) months from the date of such termination, to be paid in equal installments in accordance with ESI’s normal pay practices; provided that payments made pursuant to this Section 9(b) shall be repaid by Executive in the event Executive violates in any material respect the provisions of Section 11 hereof.

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Termination by ESI Without Cause. Except as provided in Section 9(a), if ESI terminates Executive’s employment without Cause during the period commencing on the Effective Date and ending on the third anniversary thereof:

Executive shall be entitled to receive the Base Salary and Annual Bonus earned and payable through the effective date of Executive’s termination, together with any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive; Executive shall be entitled to receive continuing payments of severance pay (subject to applicable taxes and withholding), at a rate equal to Executive’s Base Salary at the time of termination, for a period of twelve (12) months from the date of such termination, to be paid in equal installments in accordance with ESI’s normal pay practices; provided that payments made pursuant to this subsection (ii) shall be repaid by Executive in the event Executive violates in any material respect the provisions of Section 11 hereof;  that portion of any unvested stock options that Executive holds as of the date of termination of Executive’s employment that would otherwise vest through the end of twelve (12) months after the date of such termination shall be immediately accelerated as of the date of termination and, together with any other shares vested as of such date, shall remain exercisable for a period of twelve (12) months after the date of termination

Death. If Executive’s employment is terminated as a result of Executive’s death, Executive shall be entitled to receive the Base Salary and Annual Bonus earned and payable through the date on which Executive’s employment is terminated, together with any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive; and

Disability. If Executive’s employment is terminated as a result of Executive’s Disability, Executive shall be entitled to receive the Base Salary and Annual Bonus payable through the date on which Executive’s employment is terminated, together with any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive.

Date of Payment. Except as otherwise provided herein, all cash payments and lump-sum awards required to be made pursuant to the provisions of this Section 9 shall be made no later than the 30th day following the effective date of Executive’s termination.

Release of Claims. ESI shall have the right to require Executive to execute a standard release with respect to claims that could be brought by Executive hereunder as a condition to Executive’s receipt of any payments pursuant to Section 9(b) or 9(c).

Resignation of Corporate Offices. Executive shall resign as a director of ESI and as a director and/or officer of any affiliate of ESI, if applicable, effective as of the date of termination of Executive’s employment with ESI. Executive agrees to provide  ESI such written resignation(s) upon request and that no amounts will be paid under this Agreement until such resignation(s) are provided.

Non-Competition and Non-Disclosure; Executive Cooperation.

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June 11, 2003
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Without the consent in writing of the Board, upon termination of Executive’s employment for any reason, Executive shall not for a period of one year thereafter, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, partner, stockholder, employer, employee, director, consultant or agent) in any business which is directly in competition with a business conducted by ESI or any of its subsidiaries; (ii) induce any customers of ESI or any of its subsidiaries with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with ESI or any of its subsidiaries, to curtail or cancel their business with such companies or any of them; (iii) solicit or canvas business from any person who was a customer of ESI or any of its subsidiaries at or during the two-year period immediately preceding termination of Executive’s employment; or (iv) induce, or attempt to influence, any employee of ESI or any of its subsidiaries to terminate his employment. The provisions of subsections (i), (ii), (iii) and (iv) above are separate and distinct commitments independent of each of the other subsections. It is agreed that the ownership of not more than 1/2 of 1% of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this subsection (a).

Executive shall not, at any time during the term of his employment with ESI or following Executive’s termination of employment with ESI for any reason whatsoever, disclose, use, transfer or sell, except in the course of employment with ESI, any confidential or proprietary information of ESI and its subsidiaries so long as such information has not otherwise been publicly disclosed by ESI or is not otherwise in the public domain, except as required by law or pursuant to legal process.

Executive agrees to cooperate with ESI, by making himself available to testify on behalf of ESI or any subsidiary or affiliate of ESI, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist ESI, or any subsidiary or affiliate of ESI in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel of ESI, or any subsidiary or affiliate of ESI, as requested by the Board, representatives or counsel. ESI agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

Miscellaneous.

Withholding. Payment of all compensation under this Agreement, including but not limited to the Base Salary, Annual Bonus and Sign-On Bonus, shall be subject to all applicable federal, state and local tax withholding.

Successors. Upon Executive’s written request, ESI will seek to have any Successor (as hereinafter defined), by agreement, assent to the fulfillment by ESI of its obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), ESI’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of ESI’s voting securities or otherwise.

Assignment; Binding Agreement. Neither party may assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party, provided, however, that ESI may, without Executive’s consent, assign its rights and obligations under this Agreement to any Successor, and the provisions hereof shall inure to the benefit of and be binding upon each Successor. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon (with the exception of its conflict of law provisions).

Dispute Resolution. Executive agrees that, to the fullest extent permitted by applicable law and with the exception of disputes arising out of Section 11, any dispute concerning Executive’s employment or this Agreement shall first be submitted to confidential mediation before a mediator selected by the parties. Should any dispute not be resolved through mediation, it shall be submitted and settled exclusively by confidential binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or such comparable rules as may be agreed upon by the parties. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims.

        Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

        Notwithstanding anything to the contrary in this Section 12(e), Executive acknowledges that ESI has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of ESI’s confidential information or the solicitation of ESI’s customers or suppliers. Executive further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in Section 11 of this Agreement will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that ESI, in addition to seeking all other damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive’s ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by ESI shall be in addition to, and without prejudice to, any claim for monetary or other damages that ESI may elect to assert.

Attorneys’ Fees. Each party shall bear his or its own costs and attorneys’ fees which have been or may be incurred in connection with any matter herein or in connection with the negotiation and consummation of this Agreement or any attachment or exhibit hereto or in any action to enforce the provisions of this Agreement or any attachment or exhibit hereto.

Notices. All notices, requests, demands, consents, approvals, declarations and other communications required by this Agreement shall be in writing and shall be deemed delivered (i) if given by facsimile, when transmitted and the appropriate telephonic confirmation is received; (ii) if given by first-class air mail (certified and return receipt requested), when delivered; and (iii) when given by a nationally recognized overnight courier, when received or personally delivered, in each case, with all charges prepaid and addressed to the respective party set forth on the first page of this Agreement, or to such other address as any party shall specify in a notice delivered to all other parties in accordance with this Section 12(g).

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Entire Agreement. This Agreement, including the attachments and exhibits hereto, the Option Plan, the Option Agreement, the Relocation Guide, the Relocation Agreement, the Employee Confidentiality and Assignment Agreement and the Change in Control Agreement contain the entire agreement between Executive and ESI concerning the subject matters discussed herein. This Agreement supersedes all prior negotiations, agreements and understandings of the parties with respect to Executive’s employment relationship with ESI and the other subject matter herein.

Modification.     Modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative

No Waiver. The waiver of any breach of this Agreement by one party shall not constitute waiver by the non-breaching party of any other breach of the Agreement.

Severability.     If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

Surviving Provisions. Not withstanding anything in this Agreement to the contrary, Sections 9, 10, 11 and this Section 12 shall survive the termination of Executive’s employment and this Agreement.

Interpretation.     Unless specifically identified as a reference to another document, any reference to a “section” or “subsection” herein shall be deemed to be a reference to a section or subsection of this Agreement. Whenever the terms hereof call for any notice, payment or other action on a day which is not a business day, such payment or action may be taken, or such notice given, as the case may be, on the next succeeding business day.

Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument. Facsimile signatures may be used in place of original signatures on this Agreement.

Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by ESI or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

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2.      [SIGNATURE PAGE FOLLOWS]

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Mr. Gary Kapral June 11, 2003 Page – 73 IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 5th day of May, 2003.

ELECTRO SCIENTIFIC INDUSTRIES, INC. EXECUTIVE BY: BARRY L. HARMON ——————————————————— BY: J. MICHAEL DODSON ——————————————————— Barry L. Harmon J. Michael Dodson President and Chief Executive Officer

Exhibit A: Calculation of Annual Bonus Exhibit B: Change in Control Agreement 73

3. EXHIBIT A

4. CALCULATION OF ANNUAL BONUS

Executive shall be eligible to receive an annual cash bonus that is targeted at payment of 60 percent (60%) of Executive’s Base Salary (the “Annual Bonus”). The Annual Bonus will be earned and deemed payable in a manner consistent with the terms of the Annual Bonus Program approved by the Compensation Committee of ESI’s Board of Directors. The terms of the Annual Bonus Program for ESI’s fiscal year 2003 are further described below.

Goal vs. Target Bonus:

Payment Structure

•	Measurement Period: 06/02/02 to 05/31/03

•	Payout Date: August 2003

•	Total corporate payout will not exceed 20% of operating profits

•	Maximum bonus payout will not exceed 200% of target

•	Operating profit margin of less than 5% will result in zero payout

•	Bonus target is split between 70% corporate results and 30% individual objectives to equal 100% of targeted bonus

•	Individual objectives must be agreed and approved by the Board of Directors each year

•	Unless the operating profit margin threshold is achieved, no funding is available for corporate or individual bonuses

*Operating profit margin is operating profit divided by revenue. Operating profit is the profit after deducting operating costs from gross profit. Generally Accepted Accounting Principles (GAAP) will be used to determine operating profit.

5. EXHIBIT B

6. CHANGE IN CONTROL AGREEMENT

Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, this agreement, the form of which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a “change in control” of the Company under the circumstances described below.

•	Agreement to Provide Services; Right to Terminate.

•	Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the provisions of any employment agreement between you and the Company and the Company’s providing the benefits hereinafter specified in accordance with the terms hereof.

•	In the event of a potential change in control of the Company as defined in Section 4 hereof, you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until the earliest of (a) a date which is 270 days from the occurrence of such potential change in control of the Company, or (b), a termination of your employment pursuant to which you become entitled under this Agreement to receive the benefits provided in Section 6(iii) below.

•	Effective Date. The Effective Date of this agreement is May 5, 2003.

•	Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2003; provided, however, that commencing on the first day of the new year following the Effective Date and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company or you shall have given notice that this Agreement shall not be extended (provided that no such notice may be given by the Company during the pendency of a potential change in control); and provided, further, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a change in control of the Company, as defined in Section 4 hereof, shall have occurred during such term. Notwithstanding anything in this Section 3 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a change in control of the Company as defined in Section 4 hereof. In addition, the Company may terminate this Agreement during your employment if, prior to a change in control of the Company as defined in Section 4 hereof, you cease to hold your current position with the Company, except by reason of a promotion.

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•	Change in Control; Potential Change in Control; Person.

•	For purposes of this Agreement, a “change in control” of the Company shall mean the occurrence of any of the following events:

•	The approval by the shareholders of the Company of:

•	any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company (“Company Shares”) would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger;

•	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company;

•	At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

•	Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

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Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the board, no change in control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of the Company Shares) an equity interest in an entity that acquires the Company in a change in control otherwise described under subparagraph (A) above, or (2) you are part of group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a change in control under subparagraph (C) above.

•	For purposes of this Agreement, a “potential change in control” of the Company shall be deemed to have occurred if:

•	the Company enters into an agreement, the approval of which by the shareholders would result in the occurrence of a change in control of the Company;

•	any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; or

•	the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

•	For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14 (d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company.

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•	Termination Following Change in Control. If any of the events described in Section 4 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 6(iii) hereof upon the termination of your employment within twenty-four (24) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason based on an event occurring concurrent with or subsequent to a change in control (as all such capitalized terms are hereinafter defined).

•	Disability. Termination by the Company of your employment based on “Disability”shall mean termination because of your absence from you duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full-time performance of your duties.

•	Retirement. Termination by you or by the Company of your employment based on “Retirement” shall mean termination on or after your 65th birthday.

•	Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (a) the willful and continued failure by you to perform substantially your reasonably assigned duties with the Company consistent with those duties assigned to you prior to the change in control (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered “willful”unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advise of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

•	Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on:

•	a change in your status, title, position(s) or responsibilities as an officer of the Company which, in your reasonable judgment, does not represent a promotion from your status, title, position(s) and responsibilities as in effect immediately prior to the change in control, or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s), except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason; provided, however, that a position equivalent to that of chief operating officer or chief financial officer of a business substantially the same as that operated by the Company on the Effective Date shall not be deemed grounds for termination for Good Reason;

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•	a reduction by the Company in your base salary as in effect immediately prior to the change in control;

•	the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as in the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control;

•	the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the change in control;

•	the Company’s requiring you to be based anywhere other than where your office is located immediately prior to the change in control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the change in control;

•	the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 7 hereof; or

•	any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

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For purpose of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

•	Notice of Termination. Any purported termination by the Company or by you following a change in control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

•	Date of Termination. “Date of Termination” following a change in control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if your employment is to be terminated by you or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given (provided that if the termination is by you for Good Reason the circumstances giving rise to the Good Reason have not been fully corrected by the specified date), unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof.

•	Severance Benefit.

•	If, within twenty-four (24) months after a change in control of the Company shall have occurred, as defined in Section 4 above, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason based on an event occurring concurrent with or subsequent to a change in control, then, by no later than the fifth day following the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provisions of any Plan, to a severance benefit (the “Severance Benefit”) equal to the lesser of (x) the Specified Benefits (as defined in subsection (A) below), or (y) the Capped Benefit (as defined in subsection (B) below).

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•	The "Specified Benefits" are as follows:

•	the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request);

•	as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal to three times the higher of (a) your annual base salary at the rate in effect just prior to the time a Notice of Termination is given or (b) your annual base salary in effect immediately prior to the change in control of the Company;

•	for a twenty-four (24) month period after the Date of Termination, the Company shall arrange to provide you and your dependents with life, accident, medical and dental insurance benefits substantially similar to those which you were receiving immediately prior to the change in control of the Company. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (3) to the extent that a similar benefit is actually received by you from a subsequent employer during such twenty-four (24) month period, and any such benefit actually received by you shall be reported to the Company; and

•	the Company shall pay you for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to your annual base salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080.

•	The “Capped Benefit” equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being a “parachute payment” as defined in Section 280G (b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision. The amount of the Capped Benefit shall therefore equal (1) three times the “base amount” as defined in IRC, § 280G (b)(3)(A) reduced by $1 (One Dollar), and further reduced by (2) the present value of all other payments and benefits you are entitled to receive from the Company that are contingent upon a change in control of the Company within the meaning of IRC § 280G (b)(2)(A)(i), including accelerated vesting of options and other awards under the Company’s stock option plans, and increased by (3) all Specified Benefits that are not contingent upon a change in control within the meaning of IRC § 280G (b)(2)(A)(i). If you receive the Capped Benefit, you may determine the extent to which each of the Specified Benefits shall be reduced. The parties recognize that there is some uncertainty regarding the computations under IRC § 280G which must be applied to determine the Capped Benefit. Accordingly, the parties agree that, after the Severance Benefit is paid, the amount of the Capped Benefit may be retroactively adjusted to the extent any subsequent Internal Revenue Service regulations, rulings, audits or other pronouncements establish that the original calculation of the Capped Benefit was incorrect. In that case, amounts shall be paid or reimbursed between the parties so that you will have received the Severance Benefit you would have received if the Capped Benefit had originally been calculated correctly.

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•	Except as specifically provided above, the amount of any payment provided for in this Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Your entitlements under Section (6)(iii) are in addition to, and not in lieu of, any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

•	Successors; Binding Agreement.

•	Upon your written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent prior to or at the time a Person becomes a Successor shall constitute Good Reason for termination by you of your employment and, if a change in control of the Company has occurred, shall entitle you immediately to the benefits provided in Section 6(iii) hereof upon delivery by you of a Notice of Termination which the Company, by executing this Agreement, hereby assents to. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s Voting Securities or otherwise.

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•	This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

•	Fees and Expenses. The Company shall pay all legal fees and related expenses incurred by you as a result of (i) your termination following a change in control of the Company (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement.

•	Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 6, 7(ii), 8 and 13 of this Agreement shall survive termination of this Agreement.

•	Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

•	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

•	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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•	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

•	Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

•	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

If this correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

7.     [Signature page follows.]

Mr. Gary Kapral June 11, 2003 Page – 85

Agreed to this 5th day of May, 2003 J. MICHAEL DODSON ————————————— J. Michael Dodson	Electro Scientific Industries, Inc. By: BARRY L. HARMON —————————————— Name: Barry L. Harmon Title: President and CEO

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